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                                                                    Exhibit 99.1

                          For:                 J.Crew Group, Inc.

                          Media Contact:       Owen Blicksilver Public Relations
                                               Owen Blicksilver (516) 742-5950

For Immediate Release

              J.CREW NAMES AMANDA J. BOKMAN CHIEF FINANCIAL OFFICER

     NEW YORK, NY (April 15, 2004) - J.Crew Group, Inc. today announced that Amanda J. Bokman has been appointed Executive Vice President and Chief Financial Officer, effective May 10. She will report to Millard Drexler, Chairman and CEO.

     Ms. Bokman, 40, brings extensive financial management experience to her new position. Prior to joining J.Crew, Ms. Bokman was Senior Vice President and Chief Financial Officer of one of the four major segments of Jones Apparel Group, Inc.

     Ms. Bokman began her career in the apparel industry in 1992 where she spent nine years as CFO of McNaughton Apparel Group, Inc. Among her responsibilities, Ms. Bokman led the financial aspects of McNaughton's Initial Public Offering in 1994. She joined Jones Apparel Group when Jones acquired McNaughton in 2001. Earlier, she held positions at Arthur Anderson & Co. and real estate developer Tishman Speyer Properties.

     "We're pleased to have Amanda join the leadership team that we have been building over the past year," said Drexler. "Her financial experience will be invaluable as our company continues its turnaround."

     J.Crew Group, Inc. is a leading retailer of men's and women's apparel, shoes and accessories. The Company operates 155 retail stores, the J.Crew catalog business, jcrew.com, and 42 factory outlet stores.

     Certain statements herein are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending or preferences in apparel, the performance of the Company's products within the prevailing retail environment, trade restrictions, political or financial instability in countries where the Company's goods are manufactured, postal rate increases, paper and printing costs, availability of suitable store locations at appropriate terms and other factors which are set forth in the Company's Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

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